Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by Power & Digital Infrastructure Acquisition II Corp. of Amendment No. 1 to the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Power & Digital Infrastructure Acquisition II Corp. following the consummation of the business combination, which will be renamed Montana Technologies Corporation. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 2, 2023

By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers